Assured Guaranty Ltd. Reports Results for Third Quarter 2016

•	Net income was $479 million, or $3.60 per share, for third quarter 2016, compared with $129 million, or $0.88 per share, for third quarter 2015.

•	Operating income[1] was $508 million, or $3.83 per share, for third quarter 2016, compared with $164 million, or $1.12 per share, for third quarter 2015.

•	Acquisition of CIFG Holding Inc. resulted in an after-tax net bargain purchase gain and settlement of pre-existing relationship of $293 million or $2.21 per share.

•	Records set for shareholders' equity per share at $50.70, operating shareholders' equity[1] per share at $49.29 and adjusted book value[1] per share at $66.34.

•	Third quarter 2016 share repurchases totaled $55 million, or 2.1 million shares. On November 2, 2016, the Board of Directors authorized an additional $250 million of share repurchases.

Hamilton, Bermuda, November 3, 2016 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended September 30, 2016 (third quarter 2016).

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	September 30,
	2016	2015

Net income	$479	$129
Operating income[1]	508	164

Net income per diluted share	$3.60	$0.88
Operating income[1] per diluted share	3.83	1.12

Diluted shares[2]	132.8	146.5

Gross written premiums	$16	$40
PVP[1]	50	41
Gross par written	4,687	4,703

1 Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release. When a financial measure is described as operating (i.e., operating net earned premiums) it is a non-GAAP financial measure.
2 Diluted shares for generally accepted accounting principles (GAAP) net income and non-GAAP operating income were the same.

Summary Financial Results (continued)
(in millions, except per share amounts)

	As of
	September 30, 2016		December 31, 2015
	Amount	Per Share	Amount	Per Share

Shareholders' equity	$6,640	$50.70	$6,063	$43.96
Operating shareholders' equity[1]	6,456	49.29	5,946	43.11
Adjusted book value[1]	8,689	66.34	8,439	61.18

Common shares outstanding	131.0		137.9
________________________________________________

(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

“Our third quarter results were excellent,” said Dominic Frederico, President and CEO. ”We earned $479 million in net income and $508 million of operating income, and we increased shareholders’ equity, operating shareholders’ equity and adjusted book value by $3.64, $4.03 and $4.48 per share, respectively.  At the same time, we continued to execute on our strategic objectives, leading the municipal bond insurance industry in originations, making further progress on our acquisitions and returning capital to shareholders through share repurchases and dividends.

“Additionally, we received financial strength rating affirmations from S&P Global Ratings, Kroll Bond Rating Agency and Moody’s Investors Service during the quarter. S&P affirmed AGC, MAC and AGM at AA stable, KBRA affirmed MAC at AA+ stable and began rating AGC at AA stable, and Moody’s affirmed AGM at A2 stable and AGC at A3, while lifting AGC’s outlook to stable.”

On a per-share basis, shareholders' equity, operating shareholders' equity and adjusted book value increased in third quarter 2016 due primarily to the acquisition of CIFG Holding Inc. (CIFG Acquisition) and to the Company's repurchase of its common shares. The CIFG Acquisition contributed $2.23 to shareholder's equity and operating shareholders' equity per share and $3.85 to adjusted book value per share.

Third Quarter Results

GAAP Financial Information

Net income for third quarter 2016 was $479 million, compared with net income of $129 million for the three-month period ended September 30, 2015 (third quarter 2015). The increase in net income was primarily attributable to the CIFG Acquisition, which resulted in a $357 million bargain-purchase gain offset in part by a loss on settlement of pre-existing reinsurance relationships of $98 million (pretax) or $64 million (after tax).

Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of the portfolio. Fair value gains on credit derivatives were $21 million in third quarter 2016, and were generated primarily by terminations of several transactions and price improvements on the underlying collateral. Fair value gains on credit derivatives in third quarter 2015 were $86 million, mainly driven by a gain on termination of a life insurance securitization transaction.

Loss and LAE was a benefit of $9 million in third quarter 2016, and an expense of $112 million in third quarter 2015. The benefit in third quarter 2016 was due primarily to changes in discount rates, and the purchase of insured bonds to mitigate losses, which was partially offset by an increase in loss reserves on certain Puerto Rico exposures. In third quarter 2015, the primary component of loss and LAE was an increase in loss reserves on Puerto Rico exposures.

The lower effective tax rate in third quarter 2016, compared with third quarter 2015, was primarily due to the non-taxable bargain purchase gain from the CIFG Acquisition and the proportion of income in non-taxable jurisdictions.

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	September 30,
	2016	2015
Revenues:
Net earned premiums	$231	$213
Net investment income	94	112
Net realized investment gains (losses)	(2)	(27)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	15	6
Net unrealized gains (losses)	6	80
Net change in fair value of credit derivatives	21	86
Fair value gains (losses) on committed capital securities (CCS)	(23)	(15)
Fair value gains (losses) on financial guaranty variable interest entities (FG VIEs)	(11)	2
Bargain purchase gain and settlement of pre-existing relationships	259	—
Other income (loss)	(3)	(3)
Total revenues	566	368
Expenses:
Loss and LAE	(9)	112
Amortization of deferred acquisition costs	4	5
Interest expense	26	25
Other operating expenses	65	54
Total expenses	86	196
Income (loss) before income taxes	480	172
Provision (benefit) for income taxes	1	43
Net income (loss)	$479	$129

Economic Loss Development

The economic development in third quarter 2016 was a benefit of $44 million, primarily related to the change in discount rates, the purchase of insured bonds to mitigate losses, and underlying collateral improvement for U.S. residential mortgage-backed securities (RMBS), offset by an increase in Puerto Rico reserves. The benefit attributable to the change in discount rates was $29 million.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of June 30, 2016	Net Expected Loss to be Paid (Recovered) on CIFG as of July 1, 2016	Economic Loss Development/ (Benefit)	Losses (Paid)/ Recovered	Net Expected Loss to be Paid (Recovered) as of September 30, 2016

Public finance	$1,000	$42	$8	$(196)	$854
U.S. RMBS:
Before representations and warranties (R&W) payable (recoverable)	134	(1)	(36)	14	111
R&W payable (recoverable) (2)	58	(21)	9	(9)	37
U.S. RMBS	192	(22)	(27)	5	148
Other structured finance	134	2	(25)	(23)	88
Total	$1,326	$22	$(44)	$(214)	$1,090
________________________________________________

(1)
Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP.

(2) The Company’s agreements with R&W providers generally provide that, as the Company makes claim payments, the R&W providers reimburse it for those claims; if the Company later receives reimbursement through the transaction (for example, from excess spread), the Company repays the R&W providers. When the Company projects receiving more reimbursements in the future than it projects paying in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

New Business Production

New Business Production
(in millions)

	Quarter Ended September 30,
	2016			2015
	Gross Written Premiums	PVP(1)	Gross Par Written	Gross Written Premiums	PVP(1)	Gross Par Written

Public finance - U.S.	$24	$25	$3,459	$41	$41	$4,703
Public finance - non - U.S.	(9)	2	164	(1)	—	—
Structured finance - U.S.	1	23	1,064	0	0	—
Structured finance - non-U.S.	0	—	—	0	—	—
Total	$16	$50	$4,687	$40	$41	$4,703
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(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Gross written premiums include amounts collected upfront on new business written as well as the present value of future premiums discounted at risk free rates and the effects of changes in the estimated lives of transactions in the inforce book of business. The decrease in gross written premiums to $16 million in third quarter 2016 from $40 million in third quarter 2015, was primarily attributable to lower public finance new business production, and changes in estimated lives.

Total PVP of $50 million in third quarter 2016 exceeded PVP in third quarter 2015 by approximately 22% due mainly to a structured capital relief Triple-X excess of loss life reinsurance transaction. The overall average rating of new business improved to A from A-minus in third quarter 2015.

In the U.S. public finance sector, the average rating of par written was consistent with third quarter 2015 at A-minus. During third quarter 2016, Assured Guaranty once again guaranteed the majority of insured par issued in U.S. public finance.

Other Non-GAAP Financial Measures

Operating income was $508 million in third quarter 2016, compared with operating income of $164 million in third quarter 2015. The higher operating income was due primarily to the CIFG Acquisition and lower operating loss and LAE.

Total operating net earned premiums and credit derivative revenues in third quarter 2016 were $249 million, compared with $252 million in third quarter 2015. Acceleration of operating net earned premiums and credit derivative revenues was $130 million in third quarter 2016, compared with $105 million in third quarter 2015. On an operating income basis, credit derivative contracts and FG VIEs are treated as financial guaranty insurance.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2013	$264	12.5	$21.12
2014	590	24.4	24.17
2015	555	21.0	26.43
2016 (January 1 - March 31)	75	3.0	24.69
2016 (April 1 - June 30)	60	2.3	25.73
2016 (July 1 - September 30)	55	2.1	26.83
2016 (October 1 - through November 3)	20	0.7	28.90
Total 2016	210	8.1	25.89
Cumulative repurchases since the beginning of 2013	$1,619	66.0	$24.52

On November 2, 2016, the Board of Directors approved an incremental $250 million share repurchase authorization, supplementing the $95 million remaining under the Company’s prior share repurchase authorization as of that date. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The Board of Directors authorized the Company to use a portion of its share repurchase program to repurchase 297,131 common shares from its Chief Executive Officer and 23,062 common shares from its General Counsel. A change in the Internal Revenue Code applicable to Bermuda companies requires that deferred compensation for service prior to 2009 in the Assured Guaranty Ltd. Supplemental Employee Retirement Plan (the AGL SERP), which includes share units held by these officers in the employer stock fund of the AGL SERP, be included in such officers' income no later than 2017. The Company had amended the terms of the AGL SERP as permitted by the change in law to provide that common shares in settlement of the units would be delivered in 2017, without any withholding for taxes. The Company would repurchase shares on the date that these officers receive the same number of shares in settlement of the share units held by them. The shares would be purchased at the closing price of a common share of the Company on the New York Stock Exchange on that same date, which is currently expected to be January 6, 2017. The officers have indicated that a significant portion of the proceeds will be used to pay taxes on the distributions from the AGL SERP. After giving effect to the share repurchases, the Chief Executive Officer and General Counsel will own, directly and indirectly, more than 1.2 million and 289 thousand common shares of the Company, respectively.

As in the past, the Company's execution of its capital management strategy is contingent upon its available free cash and the capital position of the parent company, market conditions, the maintenance of its strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the board of directors at any time. It does not have an expiration date.

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	September 30, 2016	December 31, 2015
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,752	$10,627
Short-term investments, at fair value	528	396
Other invested assets	165	169
Total investment portfolio	11,445	11,192
Cash	98	166
Premiums receivable, net of commissions payable	608	693
Ceded unearned premium reserve	213	232
Deferred acquisition costs	108	114
Reinsurance recoverable on unpaid losses	87	69
Salvage and subrogation recoverable	455	126
Credit derivative assets	28	81
Deferred tax asset, net	459	276
Current income tax receivable	—	40
FG VIE assets, at fair value	877	1,261
Other assets	291	294
Total assets	$14,669	$14,544
Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$3,668	$3,996
Loss and LAE reserve	1,091	1,067
Reinsurance balances payable, net	71	51
Long-term debt	1,304	1,300
Credit derivative liabilities	509	446
Current income tax payable	26	—
FG VIE liabilities with recourse, at fair value	832	1,225
FG VIE liabilities without recourse, at fair value	153	124
Other liabilities	375	272
Total liabilities	8,029	8,481
Shareholders' equity
Common stock	1	1
Additional paid-in capital	1,166	1,342
Retained earnings	5,110	4,478
Accumulated other comprehensive income	358	237
Deferred equity compensation	5	5
Total shareholders' equity	6,640	6,063
Total liabilities and shareholders' equity	$14,669	$14,544

Explanation of Non-GAAP Financial Measures

The Company references financial measures that are not in accordance with GAAP. Management and the Board of Directors use non-GAAP financial measures, as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. By disclosing non-GAAP financial measures, the Company gives investors, analysts and financial news reporters access to some of the same information that management and the Board of Directors review internally. Assured Guaranty believes its presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty’s financial results.

Many investors, analysts and financial news reporters use operating shareholders’ equity as the principal financial measure for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Many of the Company’s fixed income investors also use operating shareholders’ equity to evaluate the Company’s capital adequacy. Many investors, analysts and financial news reporters also use adjusted book value to evaluate AGL’s share price and as the basis of their decision to recommend, buy or sell the AGL common shares. Operating income enables investors and analysts to evaluate the Company’s financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Two non-GAAP financial measures, growth in adjusted book value per share and operating income, are key measures used to help determine compensation.

The following paragraphs and tables define each non-GAAP financial measure disclosed by the Company and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Operating Income

Management believes that operating income is a useful measure because it presents the results of operations of the Company with all financial guaranty contracts accounted for on a consistent basis and excludes fair value adjustments that are not expected to result in economic gain or loss, which clarifies the understanding of the underwriting results and financial condition of the Company. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)
Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, this adjustment presents all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs. This adjustment presents all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation.

6) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Summary Reconciliation of
GAAP Net Income to Non-GAAP Operating Income (1)
(in millions)

	Quarter Ended
	September 30,
	2016	2015

Net income (loss)	$479	$129
Less pre-tax adjustments:
Realized gains (losses) on investments	(2)	(35)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(4)	4
Fair value gains (losses) on CCS	(23)	(15)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(2)	(9)
Effect of consolidating FG VIEs	(17)	10
Total pre-tax adjustments	(48)	(45)
Less tax effect on pre-tax adjustments	19	10
Operating income	$508	$164
________________________________________________

(1)	The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Detailed Reconciliation of GAAP Net Income
to Non-GAAP Operating Income (1)
(in millions, except per share amounts)

	Quarter Ended September 30, 2016			Quarter Ended September 30, 2015
	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components	GAAP Income Statement Line Items As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Components
Revenues:
Net earned premiums	$231	$(4)	$235	$213	$(6)	$219
Net investment income	94	(1)	95	112	(2)	114
Net realized investment gains (losses)	(2)	(2)	—	(27)	(27)	0
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	15	15	—	6	6	—
Net unrealized gains (losses)	6	2	4	80	83	(3)
Credit derivative revenues	—	(14)	14	—	(33)	33
Net change in fair value of credit derivatives	21	3	18	86	56	30
Fair value gains (losses) on CCS	(23)	(23)	—	(15)	(15)	—
Fair value gains (losses) on FG VIEs	(11)	(11)	—	2	2	—
Bargain purchase gain and settlement of pre-existing relationships	259	—	259	—	—	—
Other income (loss)	(3)	(2)	(1)	(3)	(9)	6
Total revenues	566	(40)	606	368	(1)	369
Expenses:
Loss and LAE:
Financial guaranty insurance	(9)	0	(9)	112	(10)	122
Credit derivatives	—	8	(8)	—	54	(54)
Amortization of deferred acquisition costs	4	0	4	5	0	5
Interest expense	26	—	26	25	—	25
Other operating expenses	65	—	65	54	0	54
Total expenses	86	8	78	196	44	152
Income (loss) before income taxes	480	(48)	528	172	(45)	217
Provision (benefit) for income taxes	1	(19)	20	43	(10)	53
Income (loss)	$479	$(29)	$508	$129	$(35)	$164

Diluted shares	132.8		132.8	146.5		146.5

Per share	$3.60		$3.83	$0.88		$1.12

Effective tax rate	0.3%		3.8%	25.0%		24.1%
________________________________________________
(1) The non-GAAP measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Operating Shareholders’ Equity and Adjusted Book Value

Management believes that operating shareholders’ equity is a useful measure because it presents the equity of the Company with all financial guaranty contracts accounted for on a consistent basis and excludes fair value adjustments that are not expected to result in economic gain or loss, which clarifies the understanding of the underwriting results and financial condition of the Company. Operating shareholders’ equity is the basis of the calculation of adjusted book value (see below). Operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

 5) Elimination of the tax asset or liability related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share is one of the key financial measures used in determining the amount of certain long term compensation to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is operating shareholders’ equity, as defined above, further adjusted for the following:

1)	Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

4) Elimination of the tax asset or liability related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity to
Operating Shareholders' Equity (1) and Adjusted Book Value (1)
(in millions, except per share amounts)

	As of
	September 30, 2016	December 31, 2015

Shareholders' equity	$6,640	$6,063
Less pre-tax adjustments:
Effect of consolidating FG VIEs	(38)	(35)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(284)	(241)
Fair value gains (losses) on CCS	12	62
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	572	376
Taxes	(78)	(45)
Operating shareholders' equity	6,456	5,946
Pre-tax adjustments:
Less: Deferred acquisition costs	108	114
Plus: Net present value of estimated net future credit derivative revenue	155	169
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,062	3,417
Taxes	(876)	(979)
Adjusted book value	$8,689	$8,439

Shares outstanding at the end of the period	131.0	137.9

Per share:
Shareholders' equity	$50.70	$43.96
Operating shareholders' equity	49.29	43.11
Adjusted book value	66.34	61.18
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Net Present Value of Estimated Net Future Credit Derivative Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company’s credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes, for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which GAAP gross written premiums and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Revenues) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP
to Gross Written Premiums (1)
(in millions)

	Quarter Ended
	September 30, 2016
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
Total PVP	$25	$2	$23	$—	$50
Less: PVP of non-financial guaranty insurance	—	—	22	—	22
Less: Financial guaranty installment premium PVP	0	2	1	—	3
Plus: Installment gross written premiums and other GAAP adjustments(2)	(1)	(9)	1	0	(9)
Total gross written premiums	$24	$(9)	$1	$0	$16

	Quarter Ended
	September 30, 2015
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
Total PVP	$41	$—	$0	$—	$41
Less: PVP of non-financial guaranty insurance	—	—	1	—	1
Less: Financial guaranty installment premium PVP	—	—	(1)	—	(1)
Plus: Installment gross written premiums and other GAAP adjustments(2)	—	(1)	0	0	(1)
Total gross written premiums	$41	$(1)	$0	$0	$40
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

(2)
Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, gross written premium adjustments on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, November 4, 2016. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through February 3, 2017. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10095383. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's September 30, 2016 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 3Q 2016,” which lists the U.S. public finance new issues insured by the Company in third quarter 2016, and

•	“Structured Finance Transactions at September 30, 2016,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “September 30, 2016 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

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Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s subsidiaries have insured; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates, Assured Guaranty’s loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees); the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in Assured Guaranty's investment portfolio and in collateral posted by and to Assured Guaranty; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the impact of changes in the world’s economy and credit and currency markets and in applicable laws or regulations relating to the decision of the United Kingdom to exit the European Union; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risks and uncertainties that have not been identified at this time; management’s response to these factors; and other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of November 3, 2016, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com